                                                                 EXHIBIT 10.11

                       CELLULAR ONE(R) LICENSE AGREEMENT


                                    between


                               Cellular One Group

                                      and


                                 Mercury, Inc.

                        CELLULAR ONE LICENSE AGREEMENT

                               TABLE OF CONTENTS

SECTION                   TITLE                                 PAGE
NO.                                                              NO.
      I.    GRANT                                                 2
     II.    TERM AND RENEWAL                                      3
    III.    DUTIES OF LICENSOR                                    4
     IV.    DUTIES OF LICENSEE                                    6
      V.    FEES AND REPORTING                                    8
     VI.    MARKS                                                 9
    VII.    CONFIDENTIAL INFORMATION                             12
   VIII.    ADVERTISING                                          14
     IX.    INSURANCE                                            17
      X.    TRANSFER OF INTEREST                                 18
     XI.    DEFAULT AND TERMINATION                              20
    XII.    OBLIGATIONS UPON TERMINATION OR EXPIRATION           24
   XIII.    INDEPENDENT STATUS AND INDEMNIFICATION               25
    XIV.    APPROVALS AND WAIVERS                                26
     XV.    NOTICES                                              27
    XVI.    ENTIRE AGREEMENT                                     27
   XVII.    SEVERABILITY AND CONSTRUCTION                        28
  XVIII.    APPLICABLE LAW                                       28
    XIX.    ACKNOWLEDGMENTS                                      29

Cellular One Group
License Agreement

                       CELLULAR ONE(R) LICENSE AGREEMENT

       THIS AGREEMENT is entered by and between Cellular One Group, a Delaware general partnership ("Licensor"), and Mercury Inc., a corporation/partnership organized under the laws of [ILLEGIBLE] ("Licensee").


                                    PREAMBLE

       Licensor is a general partnership (the "Partnership") of Cellular One Marketing, Inc. ("COMI"), a subsidiary of Southwestern Bell Mobile Systems, Inc. ("SBMS"), and Cellular One Development, Inc., a subsidiary of McCaw Cellular Communications, Inc. ("McCaw"). Additional partners may be admitted to the Partnership from time to time. (The Partnership partners as they may exist from time to time are referred to as the "Partnership Partners").

       SBMS previously owned and licensed the service mark "Cellular One" and certain related trademarks, service marks and designs, which marks SBMS assigned to the Partnership following formation of the Partnership. Licensee already may be using one or more versions of the Cellular One mark pursuant to a previous license agreement with SBMS, which agreement was assigned to Licensor as of December 31, 1990.

       Licensor intends to use and license these marks, the earlier/other versions thereof, the marks designated on Exhibit A hereto and such other marks as it may hereafter designate in writing (collectively referred to as the "Marks") for use in connection with the business of providing public cellular radio telecommunications service ("Cellular Telephone Service") and equipment ("Cellular Telephone Equipment"). Licensor's goal is to build nationwide recognition of the Marks as synonymous with dependable, high quality Cellular Telephone Service through the licensing of independent Cellular Telephone Service providers on the Block A or non-wireline frequencies ("Providers") who meet the qualifications established by Licensor. Licensees will operate in the various markets ("market(s)") recognized and defined by the Federal Communications Commission ("FCC").

       Toward this end, Licensor desires to grant licenses to use the Marks to Providers who agree to conduct their businesses in full accordance with FCC directives, interconnection guidelines, protocols, and other technical industry standards issued from time to time by the Telecommunications Industries Association, the Electronics Industries Association and comparable industry groups, as well as other standards of service, quality and customer

Cellular One
License Agreement
satisfaction specified from time to time by Licensor (collectively referred to as "Service Standards").

       Licensee currently provides or, prior to the acceptance of this License Agreement by Licensor, will provide Cellular Telephone Service as a Provider pursuant to an FCC license for the market(s) described in Exhibit B (the "Licensed Territory").

       Licensee desires to receive a license from Licensor to use the Marks to identify and promote its Cellular Telephone Service in the Licensed Territory and is willing to provide such service in accordance with the Service Standards, pursuant to the provisions of this License Agreement.

       The parties therefore agree as follows:


I.     GRANT

       Licensor grants to Licensee, upon the terms and conditions of this License Agreement, the right, license and privilege to use the Marks only in the Licensed Territory and only to identify and promote its Cellular Telephone Service, which shall include ancillary support services such as voice mail on the telephone switch, extended service and warranty provisions for cellular telephones and the like. This License Agreement does not give Licensee any right to use the Marks in connection with Cellular Telephone Equipment or any rights to use the trademark (as opposed to the service mark) Cellular One. As long as this License Agreement is in effect, Licensee agrees to use the Marks in connection with the provision of Cellular Telephone Service in the Licensed Territory. If this License Agreement grants a license to Licensee with respect to multiple markets, then in the event that Licensee's rights under this License Agreement are terminated with respect to one or more of such markets in accordance with the provisions of this License Agreement, this License Agreement and specifically the term "Licensed Territory" shall thereafter be deemed to apply only to the remaining market(s) as to which Licensee's rights under this License Agreement continue. During the term of this License Agreement or any renewal term, Licensor agrees that it will not license any other Provider or other mobile communications service to use the Marks in the Licensed Territory, provided Licensee is actively using the Marks to identify itself as a Cellular One Provider in the Licensed Territory. Subject to the foregoing grant to Licensee of the right to use the Cellular One service mark for Cellular Telephone Service in the Licensed Territory, Licensee acknowledges that Licensor has the right to use and license the Marks in other territories anywhere in the world and to use and license the Marks and Cellular One trademark





Cellular One Group                    -2-
License Agreement
or any other trademarks or service marks within or outside of the Licensed Territory.


II.    TERM AND RENEWAL

              A. Except as otherwise provided in this License Agreement, the term of this License Agreement is five (5) years, beginning on the date on which Licensor signs this License Agreement (the "Effective Date").

              B. Licensee may, at its option, renew the license granted by this License Agreement for three (3) additional terms of five (5) years each provided that:

                     1. Licensee gives Licensor written notice of its election to renew not less than six (6) months nor more than twelve (12) months before the end of the expiring term;

                     2. Licensee continues to hold its FCC license(s) to provide Cellular Telephone Service in the market(s) with respect to which a renewal is being requested;

                     3. No later than ninety (90) days before the end of the expiring term, Licensee executes Licensor's then-current form of license renewal agreement, which agreement will supersede this License Agreement in all respects, provided that such license renewal agreement shall not contain any terms, provisions or conditions which differ materially from the terms, provisions or conditions of this License Agreement, except terms, provisions and conditions (i) which in the good faith judgment of Licensor are not materially adverse to Licensee, (ii) which are appropriate, in the good faith judgment of Licensor, to accommodate any material economic or market changes occurring during the prior five (5) year term, (iii) which Licensor determines in good faith are necessary to protect the Marks, or (iv) which relate to charges and fees (including increases) which Licensor believes in good faith are necessary to provide adequate support for the Cellular One license program generally;

                     4. The most recent customer satisfaction survey with respect to Licensee's Cellular Telephone Service (as described in Section III.C. of this License Agreement) conducted before the end of the expiring term indicates a rating of at least 65%, and, if such survey produces a rating below 85% (or such increased level as may be required pursuant to the provisions of Section IV.A. below), then Licensee shall have agreed in writing to use its best efforts to improve its customer satisfaction rating to at least 85% (or such increased level as may be required pursuant to the provisions of Section IV.A. below) by a certain





Cellular One                          -3-
License Agreement
time as reasonably established by Licensor (if the time prescribed by Licensor for such improvement extends beyond the expiring term of this License Agreement, such timely improvement will become a condition of effective renewal); and

                     5. At the end of the expiring term, Licensee has satisfied all monetary obligations owed by Licensee to Licensor, and has timely met such obligations throughout the term of this License Agreement, and shall not be in default under this License Agreement.

III.   DUTIES OF LICENSOR

       All duties of Licensor under this License Agreement are to Licensee, and no other party is entitled to rely on, enforce or obtain relief for breach of any such obligation, either directly or by subrogation. Licensor shall undertake the following duties:

              A.     Marks Usage Guidelines

              Licensor will provide Licensee with written and graphic guidelines for the correct reproduction, application and presentation of the Marks, which may include Mark specimens, samples of advertisements and clip art indicating color, proportion, and format.

              B.     Technical Guidelines

              Licensor will provide Licensee with a Guide to Quality Operations containing suggestions for providing customers with high quality Cellular Telephone Service, and other materials as Licensor deems appropriate.

              C.     Customer Satisfaction Surveys

              Licensor will, at its own expense, commission an independent survey company ("Survey Company") to conduct a customer satisfaction survey of Licensee's customers on a yearly basis for purposes of assessing the quality of Licensee's Cellular Telephone Service. The methodology of the survey will be determined by the Survey Company and Licensor. An outline of current survey methodology, which may change from time to time, is attached as Exhibit C. The results of all surveys of Licensee's customers will be shared with Licensee to assist Licensee in improving its business. The first of these surveys, which will be conducted in Licensee's first year of operation as a licensee hereunder, is for advisory purposes only; the results of subsequent surveys will be used to evaluate the general level of customer satisfaction and to assist Licensor in determining





Cellular One                          -4-
License Agreement
whether or not Licensee is meeting the Service Standards. Licensor will instruct the Survey Company to obtain all required survey information directly from the Licensee and not through or in conjunction with Licensor. The Survey Company will be required to execute an appropriate confidentiality agreement for the benefit of Licensee and the other Cellular One licensees which shall provide that the Survey Company will not disclose any Confidential Information of Licensee to Licensor, the Partnership Partners or affiliates, or their employees or to any other party (except that the results of the survey for each market and other survey information which is applicable generally to all licensees may be disclosed to Licensor).

              D.     Licensee Advisory Council

              On or before June 30, 1992, Licensor will establish, and will thereafter maintain, during the term of this License Agreement, an elected council of licensees ("Advisory Council") comprised of non-partner licensees from a broad cross-section of markets, MSA's and RSA's, throughout the United States to advise and consult with Licensor regarding material Cellular One license matters such as advertising, marketing and customer service standards and to act as a liaison organization between the Licensor and the Cellular One licensees. The procedure for selecting Advisory Council members and the charter of responsibility for the Advisory Council will be established by Licensor in time to meet the June 30, 1992 anticipated effective date and will be communicated in writing by Licensor to Licensee as soon as practicable. Such procedures and responsibilities will be subject to change, from time to time, as may be appropriate in the judgment of Licensor to provide the most effective organization for performing the contemplated functions of the Advisory Council. The charter of responsibility shall provide that all members of the Advisory Council will be informed of applicable antitrust laws and shall abide by any decisions of Licensor's antitrust counsel in such regard.

              E.     National and Regional Advertising

              Licensor will establish and maintain, whenever Licensor shall determine that to do so would be in the best interests of its licensees generally, the Cellular One Promotional Fund, as described in Section VIII.C. of this License Agreement. Licensor plans to administer such Fund with the goal of enhancing the image of the Marks.

              F.     National/Regional Account Programs

              Licensor may, in its discretion, offer a national and/or one or more regional account programs under which, through the





Cellular One                          -5-
License Agreement
voluntary cooperation of its licensees in various markets, client companies with multiple market operations could enter into a single contract arrangement for Cellular Telephone Service for their employees located in such markets. Licensor or its designee shall administer any such national or regional accounts program(s).


IV.    DUTIES OF LICENSEE

       Licensee understands and acknowledges that the high quality operation of its Cellular Telephone Service business under the Marks is important to Licensee, Licensor and other licensees of the Marks in order to maintain high operating standards and to protect the reputation of, and goodwill associated with, the Marks. Toward that end, Licensee acknowledges and accepts the following duties:

              A.     Quality of Service

              Licensee agrees to provide high quality Cellular Telephone Service to its customers by complying with the Service Standards. Furthermore, Licensee shall attain and maintain an overall customer satisfaction rating of at least 85%, or such increased level as may be required pursuant to the provisions of this Section IV.A. Licensor reserves the right to increase the minimum acceptable customer satisfaction rating to a percentage greater than 85% if Licensor, in its reasonable discretion, determines that such higher percentage is appropriate given the technical state of the Cellular Telephone Service industry at such time; provided, however, that the Advisory Council must approve any such increase in the minimum acceptable customer satisfaction rating, and such increase shall not be effective until the beginning of the next calendar year following the Advisory Council's approval. In the event that a customer satisfaction survey conducted by Licensor pursuant to Section III.C. of this License Agreement results in an overall customer satisfaction rating below 85% (or below any higher percentage established by Licensor as described above) in any market in the Licensed Territory, then Licensee will be assigned probation status under Section XI.E. of this License Agreement and surveys will be commissioned every six (6) months in that market until Licensee has achieved an overall customer satisfaction rating of at least 85% (or any higher percentage established by Licensor as described above) and the probation status is removed, or until this License Agreement is terminated, as herein provided, whichever shall first occur. Licensee agrees to pay the reasonable direct costs of conducting such additional customer satisfaction survey(s).

Cellular One
License Agreement

              B.     Legal Compliance

              Licensee agrees to comply, at its own expense, with all applicable laws, ordinances and regulations of federal, state, county or municipal authorities. Licensee will also obtain and maintain, at its own expense, all governmental licenses, permits and approvals, including without limitation, an FCC construction permit and an FCC license to provide Cellular Telephone Service in each market in the Licensed Territory. In the event that Licensee's FCC construction permit or FCC license to provide Cellular Telephone Service in one or more of the market(s) in the Licensed Territory is scheduled to expire during the term of this License Agreement, including any renewal term, Licensee agrees to comply with all requirements for extension of said license(s) and permit(s) and to use its best efforts to obtain the extension(s) for the maximum possible period(s). Licensee shall furnish to Licensor, promptly following Licensee's receipt thereof, a copy of any FCC notice regarding an actual or threatened termination or revocation of Licensee's FCC license or FCC construction permit for any market in the Licensed Territory. Licensee agrees to notify Licensor in writing within five (5) days after Licensee shall become aware of the commencement of any action, suit or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which could have a material adverse effect on the operation or financial condition of Licensee's Cellular Telephone Service business.

              C.     Business Practices

              Licensee shall maintain a competent, conscientious, trained staff. Neither Licensor nor Licensee shall engage in any trade practice or other activity which is harmful to the goodwill or reflects unfavorably on the Marks or on the reputation of Licensee or Licensor or Licensee's Cellular Telephone Service business, or which constitutes deceptive or unfair competition, consumer fraud or misrepresentation.

              D.     Information to Licensor

              Upon Licensor's request, subject to the confidentiality requirements described in Section III.C. above, Licensee must promptly furnish to a Survey Company designated by Licensor a complete and accurate customer list of its Cellular Telephone Service subscribers in a format reasonably prescribed by the Licensor, including computerized magnetic media, together with such reasonable information which the Survey Company shall require in connection with the performance of its duties. Licensee hereby gives the Survey Company permission to contact any and all of its subscribers in conducting a customer survey to ascertain the

Cellular One
License Agreement
quality level of Licensee's Cellular Telephone Service and related market research data in accordance with the methodology set forth in Exhibit C, or as Licensor may reasonably deem appropriate. Licensee shall provide Licensor with additional information reasonably requested by Licensor regarding matters such as Licensee's legal status (for example, change in control, affiliated companies, etc.), Licensee's use of the Marks, and other matters which Licensor may reasonably determine are relevant to Licensee's performance under this License Agreement.


V.     FEES AND REPORTING

              A.     Application Fee

              Upon execution of this License Agreement, Licensee shall pay to Licensor a nonrefundable application fee of Five Hundred Dollars ($500.00). If Licensee has been using one or more of the Marks in connection with its Cellular Telephone Service business pursuant to a valid license with SBMS/Licensor and previously paid an initial license fee of $2,250, then the entire amount of $2,250 shall be credited to Licensee's account, to be applied first towards the $500 application fee and the balance towards the initial annual license fee described in Section V.B. below.

              B.     Annual License Fee

              Licensee agrees to pay to Licensor an annual license fee equal to two cents ($0.02) per person in the Licensed Territory based on the total population of each of the market(s) in the Licensed Territory as determined by the most recent population estimates produced by Donnelly Marketing Company or another independent company selected in good faith by Licensor, with a minimum annual license fee of three thousand dollars ($3,000.00) per market in the Licensed Territory for the initial year of the license. The annual license fee shall be paid on or before January 31 of each year, for that full calendar year. The first annual license fee shall be paid upon execution of this License Agreement for a full year; the second annual fee shall be paid on or before the next following January 31 and the license fee equal to two cents ($0.02) per person in the Licensed Territory will be pro rated to reflect the portion of that calendar year covered by the first payment, if any. The annual license fee will not be refunded in whole or in part under any circumstances; provided, however, that upon expiration of this License Agreement at the end of the initial term or any renewal term, Licensor agrees to refund a pro rated portion of the annual license fee reflecting that portion of that year's calendar year remaining after the date of expiration, less any set off for any other fees owing to Licensor. All annual license fees shall be payable in good funds at

Cellular One
License Agreement

Licensor's address specified herein, or at such other address as Licensor shall from time to time designate in writing.

              C.     Advertising Fees

              Upon Licensor's establishment of the Cellular One Promotional Fund described in Section VIII.C. of this License Agreement, Licensee agrees to pay to Licensor an annual advertising fee not to exceed 5.0 cents ($0.05) per person in the Licensed Territory, based upon the population estimates described in Section V.B. above. The annual advertising fee shall be payable in approximately equal, twice yearly, payments, with the first such payment being due on February 15 and the second such payment being due on July 31 in each year during the term of this License Agreement, including any renewal term, in which Licensor shall determine that such advertising fees shall be payable to establish or maintain the Promotional Fund, as contemplated by Section VIII.C. Advertising fees shall not be refundable under any circumstances. Notwithstanding the foregoing, if Licensee can demonstrate to the satisfaction of Licensor that Licensee has less than three hundred thousand (300,000) billable minutes of air time per month in any market in the Licensed Territory, Licensee shall not be obligated to pay any advertising fee with respect to such market until the calendar year following the year in which Licensee shall first obtain, in any single calendar month, three hundred thousand (300,000) billable minutes of air time in such market. For purposes of this Section V.C., Licensor agrees to accept the bona fide report of Licensee's independent auditing firm as appropriate confirmation that Licensee has less than three hundred thousand (300,000) billable minutes of air time per month in any market in the Licensed Territory.

              D.     Interest on Late Payments

              If any payment of the annual license fee or the payment of any advertising fee is overdue, Licensee shall pay Licensor, in addition to the overdue amount, interest on such overdue amount from the date it was due until paid at the rate which is two (2) points above the prime rate published by the Wall Street Journal on the date payment was due, or the maximum rate permitted by applicable law, whichever is less. Entitlement to such interest shall be in addition to any other remedies Licensor may have.


VI.    MARKS

              A. Licensor is the owner of all right, title and interest in and to the Marks.





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Cellular One
License Agreement

              B. With respect to Licensee's use of the Marks pursuant to this License Agreement, Licensee acknowledges and agrees to the following:

                     1. Licensee shall use only the Marks designated by Licensor and shall use them only in the manner authorized and permitted by Licensor, and only in accordance with the written and graphic guidelines provided for the correct reproduction, application, and presentation of the Marks. If Licensee is currently using earlier or modified versions of the Marks pursuant to a valid license agreement with Licensor, then the following additional provisions shall be applicable:

                            (i)    all advertising and promotional materials
utilized by Licensee for the first time on or after July 1, 1992 shall use only the Marks designated by Licensor;

                            (ii)   by July 1, 1992, Licensee shall cease all
use of tag lines, logos and bugs in connection with the Marks in all outdoor or public media (including, without limitation, vehicles, building signs, billboards and shopping mall displays), all print media (including, without limitation, newspaper advertisements, magazine advertisements and listings in yellow pages and other telephone directories), and all broadcast media (including, without limitation, radio and television advertising); provided, however, that Licensee may continue to use previously approved tag lines, logos and bugs in connection with the Marks on business cards, stationery, customer contracts and invoices used for customer purposes (and other purposes expressly authorized by Licensor from time to time in the written graphic guidelines referred to in Section VI.B.1. above) and may permit any authorized agent or similar dealer designations which may be approved from time to time by Licensor; and

                            (iii)  by January 31, 1994, Licensee shall cease
all use of earlier or modified versions of the Marks, and shall use only the Marks designated for use by Licensor, except for the limited use permitted by
Section VI.B.l.(ii) above.

                     2.     Licensee  shall  use  the    Marks  only   in
connection with providing Cellular Telephone Service in the Licensed Territory.

                     3. Licensee shall identify the Licensor as the registered owner of the Marks in conjunction with the operation of Licensee's Cellular Telephone Service business, including but not limited to the identification of Licensor as such on Licensee's invoices, order forms, receipts and contracts.

Cellular One
License Agreement

                     4. Except as provided in Section X.C. below, Licensee shall have no right to sublicense the Marks to any other person or entity; except that Licensee may permit authorized dealers or agents of Licensee who market the services provided by Licensee in the conduct of its Cellular Telephone Service business to have limited use of the Marks. Such use by a dealer or agent shall be consistent with Licensee's rights and responsibilities hereunder with respect to the use of the Marks and, in no event, shall any such permitted use exceed or extend beyond Licensee's rights hereunder to use the Marks. Licensee agrees to monitor and be responsible for the use of the Marks by its agents and dealers and to provide or cause to be provided to Licensor, from time to time, such reasonable information concerning the use of the Marks by such dealers and agents to permit Licensor to ascertain Licensee's compliance hereunder.

                     5. Licensee's right to use the Marks is limited to the uses authorized under this License Agreement.

                     6. Licensee shall not use the Marks as part of its corporate or other legal name. Licensee shall file and maintain trade name or fictitious name registrations in the appropriate jurisdictions within the Licensed Territory, and shall execute any documents deemed necessary or desirable by Licensor or its counsel to obtain protection for or registration of Licensor's ownership of the Marks or to maintain or defend Licensor's title thereto or their continued validity and enforceability.

                     7. Licensee shall promptly notify Licensor of any suspected infringement of, or challenge to the validity, registration, or Licensor's ownership of the Marks, which occurs in the Licensed Territory, or elsewhere, should the Licensee become aware. Licensor agrees, at its sole cost and expense, to institute or otherwise defend proceedings as may be appropriate to protect the Marks, including, to the extent necessary, defense of such proceedings following the termination of this License Agreement. In connection with any such proceedings, Licensee agrees to execute any and all documents and to do whatever reasonable acts and things as may, in the opinion of counsel for Licensor, be necessary or advisable to assist Licensor in carrying out the prosecution or defense, and Licensor agrees to reimburse Licensee for all direct costs incurred by Licensee in doing these acts and things, except that Licensee shall bear the salary costs of its employees. Notwithstanding the foregoing, and whether or not Licensor undertakes the prosecution or defense of a legal proceeding relating to one or more of the Marks, Licensor's liability for damages to Licensee for any loss of the use of one or more of the Marks (including any loss resulting from Licensor's loss of title or ownership of the Marks or the rights thereto)

Cellular One
License Agreement
shall be limited to the amount of the application fee plus the annual license fee paid by Licensee under this License Agreement for the year during which such liability is determined in the Licensed Territory.

                     8. The Marks are valid and serve to identify the Cellular Telephone Service provided by those who are authorized to operate under the Marks. Licensee shall not directly or indirectly contest the validity, registration or Licensor's ownership of the Marks.

                     9. Licensee's use of the Marks pursuant to this License Agreement does not give Licensee any ownership interest or other interest in or to the Marks, except the license granted in this License Agreement. Any and all goodwill arising from Licensee's use of the Marks shall inure solely and exclusively to the benefit of Licensor, and upon expiration or termination of this License Agreement and the license granted by it, no monetary amount shall be assigned as attributable to any goodwill associated with Licensee's use of the Marks.

                     10. Licensor has and retains the following rights, among others:

                            (a)    To use the Marks itself, in connection with
regional and national advertising, and, subject to the provisions of Section I hereof, with selling products and services both within and outside the Licensed Territory;

                            (b)    To grant licenses for use of the Marks in
addition to those licenses already granted to existing licensees of the Marks;
and

                            (c)    To use the Marks in any manner reserved for
Licensor pursuant to Section I.

                     11. In the event that any of the Marks, including any trademarks, service marks and design logos adopted after execution of this License Agreement which become Marks, can no longer be used, Licensor reserves the right to provide a substitute mark or design.


VII.   CONFIDENTIAL INFORMATION

              A.     Definition

              Any and all information, knowledge, know-how, and techniques which Licensor or Licensee designates as confidential





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Cellular One
License Agreement
shall be deemed Confidential Information for purposes of this License Agreement, except:

                     1. Information which either party can demonstrate was known to it prior to disclosure thereof by the other party; or

                     2. Information which, at or after the time of disclosure by one party to the other, had become or later becomes a part of the public domain, through publication or communication by others through no fault of the party receiving the information.

              B.     Prohibitions

              Licensor and Licensee each agrees that it will use its best efforts, during the term of this License Agreement and for one year following expiration or termination of this License Agreement, to prevent the communication or divulgence, to any other person, partnership, association, corporation or business enterprise of any Confidential Information which may be communicated to it or of which it may be apprised pursuant to this License Agreement. Licensor shall be deemed to have used its best efforts to prevent such communication or divulgence if it has distributed guidelines to its employees in an effort to maintain an information separation between Licensor and the Partnership Partners and their affiliates, and, specifically, it has instructed its employees not to divulge any Confidential Information, including customer information, to the Partnership Partners or their affiliates, and shall have obtained the executed confidentiality agreements referred to in
Section VII.C. from those persons designated in such Section. In circumstances where Licensee is in direct competition with one of the Partnership Partners or their affiliates in any one or more of the market(s) in the Licensed Territory, Licensor will instruct its employees that no information regarding Licensee's Cellular Telephone Service business in that market should be disclosed to that Partnership Partner or its affiliates. The parties agree that statistical performance information regarding all licensees of the Marks which does not identify individual markets may be reported to the Partnership Partners and their affiliates and shall not be considered Confidential Information. Notwithstanding the foregoing, either party to this License Agreement and the Partnership Partners and their affiliates may disclose any Confidential Information which any such party may be legally required to disclose to a government agency or in the context of litigation or arbitration.

              C.     Licensor Confidentiality Agreements

              Licensor will execute, and will cause its employees, agents and representatives, who are reasonably expected to have

Cellular One
License Agreement
access to Confidential Information of Licensee to execute, an appropriate confidentiality agreement, which shall provide that any Confidential Information of Licensee made available to Licensor, Licensor's employees, agents or representatives, pursuant to this License Agreement, will be kept confidential by all such persons.

              D.     Consequences of Breach

              Licensor and Licensee each acknowledges that any failure to comply with this Section VII will cause the other party irreparable injury, and each party agrees to pay all court costs and reasonable attorneys' fees incurred by the other party in obtaining specific performance of, or an injunction against violation of, this Section VII.


VIII. ADVERTISING

       Recognizing the value of advertising and the importance of the standardization of advertising programs to the furtherance of the goodwill and public image of the Marks, the parties agree as follows:

              A.     Licensee's Advertising

              All advertising and promotion by Licensee in any manner or medium must be conducted in a dignified manner and must conform to the written and graphic guidelines specified by Licensor. Licensee shall display the Marks in the manner prescribed by Licensor on all signs and all other advertising and promotional materials used in connection with Licensee's Cellular Telephone Service business. If requested by Licensor, Licensee at its own expense shall promptly provide to Licensor photocopies of all print advertisements and promotional materials and audio/video cassettes of radio/television advertising using the Marks which Licensee has used at any time during the six months preceding Licensor's request.

              B.     Materials Provided by Licensor

              Licensor may provide from time to time, in its sole discretion, advertising and promotional plans and materials, including without limitation, newspaper mats, television and radio tapes, promotional brochures and sales aids. Licensee may use all or any of these materials in its sole discretion.

Cellular One
License Agreement

              C.     Cellular One Promotional Fund

              Licensee agrees that Licensor shall have the right, in its sole discretion, to establish a fund for national and/or regional advertising and promotional programs and activities (the "Cellular One Promotional Fund" or the "Fund") for licensees of the Marks and to determine, subject to the maximum limits provided in Section V.C., the amount of contributions to be made by Licensee with respect thereto for any year or years during the term hereof, including any renewal term, commencing on or after January 1, 1993. Upon establishment of the Cellular One Promotional Fund, Licensee agrees to make contributions as required hereunder and under Section V.C. hereof, and agrees that the Fund is to be maintained and administered by Licensor or its designee as follows:

                     1. Licensor or its designee shall direct all advertising and/or promotional programs with sole discretion over the concepts, materials, and media used in such programs and the placement and allocation thereof. Licensee agrees and acknowledges that the Cellular One Promotional Fund is intended to maximize general public recognition, acceptance, and use of the Marks for the benefit of all licensees of the Marks, and that Licensor or its designee are not obligated, in administering the Fund, to undertake expenditures for Licensee which are equivalent or proportionate to Licensee's contribution, or to ensure that any particular licensee benefits directly or pro rata from expenditures by the Fund. Notwithstanding the foregoing, Licensor agrees that approximately twenty percent (20%) of the advertising fees paid by Licensee with respect to any market in the Licensed Territory which receives a customer survey satisfaction rating (determined pursuant to Section III.C. hereof) of more than 90% for two (2) consecutive annual survey periods shall be spent in such market solely to promote the Marks, utilizing, in each case, the advertising materials developed by Licensor. The special allocation of advertising fees contemplated by this paragraph shall be based upon the amount of fees paid for the year in which the second consecutive required customer survey rating is achieved, but will generally be expended or allocated during the following year. Any advertising fees which are to be specially allocated pursuant to the provisions of this Section VIII.C.1. and which are not expended during the year following the year in which such fees become subject to the special allocation provisions of this Section VIII.C.1. shall not be used or otherwise made available for any special allocation in the future.

                     2. The Cellular One Promotional Fund, all contributions thereto, and any interest earnings thereon, shall be used for the purpose of meeting any and all costs of administering, researching, directing, and preparing advertising

Cellular One
License Agreement
and/or promotional activities including the cost of preparing and conducting television, radio, magazine, and newspaper advertising campaigns; direct mail and outdoor billboard advertising; marketing surveys and other public relations activities; use of advertising agencies to assist therein; promotional brochures and other marketing materials for licensees of the Marks; and indirect costs associated with the implementation of advertising programs, such as equipment costs and similar costs relating to special national or regional programs or other similar programs contemplated by Section III.F. All reasonable costs incurred by Licensor or charged to Licensor by third parties for the production and dissemination of such advertising and promotional materials may be charged to the Fund.

                     3. Each of Licensor's company-owned Cellular Telephone Service businesses operating under the Marks, if any, and each Cellular Telephone Service business operating under the Marks owned by a Partnership Partner or its affiliate, if any, will be required to make contributions to the Cellular One Promotional Fund on the same basis as assessments required of other licensees of the Marks.

                     4. Licensee shall contribute to the Cellular One Promotional Fund by separate check made payable to the Fund. All sums paid by licensees of the Marks to the Fund shall be maintained in an account separate from the other monies of Licensor and shall not be used to defray any of Licensor's administrative expenses, except for such reasonable administrative costs and overhead as Licensor may incur in activities reasonably related to the administration or direction of the Fund and advertising programs for licensees of the Marks. Except as set forth in this Section VIII.C., the Fund and any incidental earnings shall not otherwise inure to the benefit of Licensor. Licensor or its designee shall maintain separate bookkeeping accounts for the Fund.

                     5. It is anticipated that all Licensee contributions to, and incidental interest earned by, the Cellular One Promotional Fund shall be expended for advertising and/or promotional purposes during the taxable year within which the contributions and earnings are received. If, however, excess amounts remain in the Fund at the end of such taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated interest earnings from previous years, next out of interest earnings in the current year, and finally from contributions.

                     6. The Cellular One Promotional Fund is not and shall not be an asset of Licensor or its designee. A statement of the operations of the Fund as shown on the books of the Fund shall

Cellular One
License Agreement
be prepared annually by an independent certified public accountant selected by Licensor and shall be made available to Licensee upon written request.

                     7. Although the Fund is intended to be of perpetual duration, Licensor maintains the right to terminate the Fund. The Fund shall not be terminated, however, until all monies in the Fund have been expended for advertising and/or promotional purposes or returned to contributors on the basis of their respective contributions.

              D.     Price Discretion

              Licensee shall have the right to sell its products and offer services at any price Licensee may determine, and shall in no way be bound by any price which may be recommended or suggested by Licensor.


IX.    INSURANCE

              A.     Requirement

              Licensee shall promptly procure, and shall maintain in full force and effect at all times during the term of this License Agreement, at Licensee's expense, an insurance policy or policies protecting Licensee, Licensor, and the Partnership Partners, and their respective affiliates, officers, directors, shareholders, and employees, against any demand or claim with respect to personal injury, death, or property damage or any loss, liability, or expense whatsoever arising or occurring upon or in connection with Licensee's Cellular Telephone Service business. Licensor and the Partnership Partners, and their respective officers, directors, shareholders, and employees, shall be named additional insureds in each such policy.

              B.     Minimum Coverage

              The policy or policies shall be written by an insurance company with an Alfred M. Best rating of A or A+, or such other insurance company as Licensor may reasonably approve, and shall include, at a minimum, such coverages and policy limits as may reasonably be specified by Licensor from time to time, which coverages may include, without limitation, comprehensive general liability insurance, including personal injury, as well as comprehensive automobile liability coverage for both owned and non-owned vehicles, and property damage liability coverage, naming Licensor and the Partnership Partners, and their respective officers, directors, shareholders and employees, as additional insureds in each such policy or policies. Until such time as

Cellular One
License Agreement

Licensor shall in good faith determine that economic or other circumstances affecting the Cellular One license program require increased insurance coverage, the following minimum insurance requirements shall be applicable.

                     1. General liability: $1,000,000 per occurrence or $2,000,000 in the aggregate;

                     2.     Personal liability: $1,000,000;

                     3.     Property damage: $1,000,000;

                     4. Automobile liability: $1,000,000 per occurrence for owned and operated vehicles;

                     5.     Workers' compensation/Employers' liability:
$500,000 policy limit;

                     6.     Disease: $500,000; and

                     7.     Accident: $500,000

              C.     Certificates of Insurance

              Within 30 days after this License Agreement is executed, and thereafter at least 30 days prior to the expiration of any such policy, Licensee shall deliver to Licensor Certificates of Insurance evidencing the proper coverage with limits not less than those required hereunder. All Certificates shall expressly provide that not less than 30 days, prior written notice shall be given Licensor in the event of material alteration to, or cancellation of, the coverages evidenced by such Certificates.


X.     TRANSFER OF INTEREST

              A.     Transfer by Licensor

              Licensor shall have the right to transfer or assign all or any part of its rights or obligations herein to any person or legal entity. If Licensor's assignee assumes all of the obligations of Licensor under this License Agreement and sends written notice of the assignment so attesting, Licensee shall promptly execute a general release of Licensor, and any subsidiaries, partners and affiliates of Licensor, from claims against or liabilities of Licensor or such subsidiaries, partners or affiliates of Licensor arising under this License Agreement.

Cellular One
License Agreement

              B.     Transfer and Pledge by Licensee

              Except as hereinafter provided, Licensee may not assign or transfer any of its rights under this License Agreement. Licensee may transfer its rights under this License Agreement in connection with a transfer of its Cellular Telephone Service business for one or more of the market(s) in the Licensed Territory to an affiliate transferee in a pro forma assignment as recognized by FCC regulations currently at 47 CFR Section 22.39. If Licensee desires in the Licensed Territory (i) to sell its Cellular Telephone Service business for one or more markets and assign its rights under this License Agreement with respect to such market(s) other than in connection with such a pro forma assignment, or (ii) to pledge or assign its rights under this License Agreement to a financial institution or other party in connection with a financing transaction involving Licensee, Licensee shall notify Licensor in writing, and Licensee shall be entitled to transfer, assign, or pledge its rights under this License Agreement, as the case may be, provided:

                     1. Licensee shall not be in default under this License Agreement.

                     2. The transferee shall enter into a written assignment, in a form satisfactory to Licensor, assuming and agreeing to comply with this License Agreement (except that in the case of a pledge or collateral assignment to a financial institution referred to in Section X.B.(ii), such pledge or collateral assignment need only be made subject to all of the terms and conditions of this License Agreement).

                     3. Licensee shall remain liable for all of the obligations to Licensor under this License Agreement prior to the effective date of transfer and shall execute any and all instruments reasonably requested by Licensor to evidence such liability.

                     4. Where Licensee provides Cellular Telephone Service in more than one market and the transfer involves market(s) comprising less than all of the markets in the Licensed Territory, the transferee shall enter into Licensor's then current form of license agreement for the market(s) being transferred. This License Agreement shall remain in full force and effect with respect to Licensee's remaining market(s), if any, following the transfer.

                     5. The transferee shall pay Licensor any transfer fees or charges then being charged generally by Licensor to transferees of licenses to use the Marks.

Cellular One
License Agreement

              C.     Right to Add Affiliate as Party

              If Licensee desires, in the Licensed Territory, to authorize an affiliate (which for purposes hereof shall be an entity controlled by, under common control with or controlling the Licensee) to use the Marks in connection with the separation of Licensee's wholesale and retail operations or to take advantage of tariff differentials affecting Licensee and its affiliates, Licensee shall notify Licensor and Licensee shall be entitled to add its affiliate as a party to this Agreement, provided:

                     1. Licensee shall not be in default under this License Agreement.

                     2. Licensee's affiliate enters into a written amendment to this License Agreement in which the affiliate agrees to be bound by all of the terms and conditions of the License Agreement and to be subject to all of the rights and obligations of the Licensee under the License Agreement, arising on or after the date of the amendment.


XI.    DEFAULT AND TERMINATION

              A.     Termination by Licensee

              Licensee shall have the right to terminate this License Agreement without cause at any time upon at least one hundred twenty (120) days advance written notice to Licensor.

              B.     Termination by Licensor -- Without Notice

              Licensee shall be deemed to be in default under this License Agreement, and all rights granted herein shall automatically terminate without notice to Licensee, if Licensee becomes insolvent or makes a general assignment for the benefit of creditors; or if a petition in bankruptcy is filed by Licensee or against Licensee and not opposed by Licensee; or if Licensee is adjudicated as bankrupt or insolvent; or if a bill in equity or other proceeding for the appointment of a receiver of Licensee or other custodian for Licensee's business or assets is filed and consented to by Licensee; or if a receiver or other permanent or temporary custodian of Licensee's assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under any state or federal law should be instituted by Licensee or against Licensee and not actively opposed by Licensee; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless supersedeas bond is filed); or if Licensee is dissolved except where the Licensee is a limited partnership and, promptly

Cellular One
License Agreement
following dissolution, such limited partnership is reconstituted with the same general partners; or if a suit to foreclose any lien or mortgage against real or personal property used in the operation of Licensee's Cellular Telephone Service business is instituted against Licensee and not dismissed within thirty
(30) days or, if actively being opposed by Licensee, within one hundred eighty
(180) days; or if execution is levied against Licensee's Cellular Telephone Service business or property; or if any material real or personal property of Licensee used in its Cellular Telephone Service business shall be sold after levy thereupon by any sheriff, marshal, or constable; or if Licensee at any time ceases to operate or otherwise abandons its Cellular Telephone Service business or otherwise forfeits the right to do or transact business in any market(s) in the Licensed Territory; or if Licensee loses its FCC license or FCC construction permit for one or more market(s) or otherwise forfeits the right to do or transact business in one or more market(s), in which event Licensee's rights under this License Agreement with respect to such market(s) shall automatically terminate and this License Agreement shall continue with respect to the remaining market(s) for which Licensee continues to hold FCC license(s).

              C.     Termination by Licensor -- Upon Notice

              Upon the occurrence of any of the following events, Licensee shall be deemed to be in default and Licensor may, at its option, terminate this License Agreement and all rights granted hereunder without affording Licensee any opportunity to cure the default. Said termination shall be effective immediately upon receipt of notice by Licensee:

                     1. If Licensee has been advised of its probation status pursuant to Section XI.E. and Licensee does not make a good faith effort to formulate and implement a Licensor-approved plan during the term of probation, or, at the end of the term of probation, Licensee fails to meet the 85% customer satisfaction rating (or the higher percentage established by Licensor under Section IV.A.) required by the Service Standards;

                     2. If Licensee fails in any customer satisfaction survey conducted pursuant to Section III.C. (except for the initial advisory survey) to attain an overall satisfaction rating of at least 65%, regardless of the terms of any probation;

                     3. If any principal stockholder or officer of Licensee is convicted of a felony, a fraud, or any other crime or offense that Licensor believes is reasonably likely to have an adverse effect on the Marks, the goodwill associated therewith, or Licensor's interest therein;

Cellular One
License Agreement

                     4. If a threat or danger to public health or safety results from the operation of the Licensee's Cellular Telephone Service business;

                     5. If Licensee purports to transfer any rights or obligations under this License Agreement to any third party, contrary to the terms of Sections VI.B.4. or X.B. of this License Agreement;

                     6. If, contrary to the terms of Section VII. hereof, Licensee discloses or divulges Confidential Information provided to Licensee by Licensor;

                     7. If Licensee knowingly submits any false reports or information to Licensor or any entity conducting a customer satisfaction survey either during the application process or subsequent to the execution of this License Agreement;

                     8. If Licensee contests in any court or proceeding the validity or registration of, or Licensor's ownership of, any of the Marks or other rights licensed hereunder.

              D.     Termination By Licensor --
                     After Notice and Opportunity to Cure

              Except as provided in Sections XI.B. and XI.C. of this License Agreement, Licensee shall have thirty (30) days after its receipt from Licensor of a written notice of termination within which to remedy any default hereunder (or, if the default cannot reasonably be cured within such thirty (30) days, to initiate within that time substantial and continuing action to cure the default), and to provide evidence thereof to Licensor. If any such default is not cured within that time (or, if appropriate, substantial and continuing action to cure the default is not initiated within that time), or such longer period as applicable law may require, this License Agreement shall terminate without further notice to Licensee effective immediately upon expiration of the thirty (30) day period or such longer period as applicable law may require. Licensee shall be in default hereunder for any failure to comply substantially with any of the requirements imposed by this License Agreement or to carry out the terms of this License Agreement in good faith. Such defaults shall include, without limitation, the occurrence of any of the following events:

                     1. If Licensee fails, refuses or neglects promptly to pay when due any monies owing to Licensor or to the Cellular One Promotional Fund; or fails, refuses or neglects promptly to submit information as required under this License Agreement, or makes any false statements in connection therewith;

Cellular One
License Agreement

                     2. If Licensee fails to comply, in any material respect, with the Service Standards;

                     3. If Licensee misuses or makes any unauthorized use of the Marks or otherwise materially impairs the goodwill associated therewith or Licensor's rights therein;

                     4. If Licensee engages in any business or markets any service or product under a name or mark which, in Licensor's opinion, is confusingly similar to the Marks; or

                     5. If Licensee, by act or omission, permits a continued violation in connection with the operation of its Cellular Telephone Service business of any law, ordinance, rule or regulation of a governmental agency, in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for relief therefrom.

              E.     Probation

              In the event that a customer satisfaction survey, conducted pursuant to Section III.C., reveals an overall customer satisfaction rating of less than 85% (or such higher percentage established by Licensor under Section IV.A.), but more than 65%, Licensor shall advise Licensee of an imposition of probation status for a stated period of time, typically one year. Promptly on receipt of this written notice, Licensee agrees to formulate and implement a plan, acceptable to Licensor, to improve the quality of Licensee's Cellular Telephone Service so that a subsequent customer satisfaction survey indicates compliance with the provisions of this License Agreement. The technical guidelines contained in the Guide to Quality Operations provided to Licensee by Licensor are designed to assist Licensee in improving its customer satisfaction rating. If Licensor determines, in its sole discretion, that Licensee is not making a good faith effort to formulate and implement such a plan, or after a reasonable probation period the goals of the plan are not achieved, then Licensor may elect to extend the term of the probation or terminate this License Agreement effective upon written notice to Licensee, pursuant to
Section XI.C.

              F.     Force Majeure

              Neither Licensor nor Licensee shall be liable or deemed to be in default for a delay in or failure of performance that results from any of the following causes beyond the reasonable control of such party: strikes, work stoppages, shortages of equipment, supplies or energy, war, insurrection, or acts of God

Cellular One
License Agreement
or the public enemy. Any delay resulting from any such cause shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable; provided however, that (i) said causes shall not excuse payment of any amounts due or owed at the time of such occurrence or payment of license fees, advertising fees or other amounts due thereafter, (ii) the party asserting any such cause shall promptly commence and diligently pursue action to remedy its inability or failure to perform hereunder, and (iii) in no event shall said causes extend or excuse performance for more than one hundred twenty
(120) days from the time of performance set forth in this License Agreement. The party asserting this Section XI.F. shall promptly notify the other party of the occurrence and nature of any such cause and shall thereafter regularly inform the other party of the progress of actions to remedy the inability or failure to perform hereunder.


XII.   OBLIGATIONS UPON TERMINATION OR EXPIRATION

       Upon termination or expiration of this License Agreement with respect to one or more of the market(s) in the Licensed Territory (the "Terminated Market(s)"), all rights granted hereunder to Licensee with respect to each Terminated Market shall forthwith terminate, and:

              A.     Deidentification

                     1. Licensee shall immediately cease to hold itself out as a present or former licensee of Licensor with respect to the Terminated Market(s).

                     2. Licensee shall immediately and permanently cease to use in the Terminated Market(s), in any manner whatsoever, any of the Marks; and all other Marks and distinctive forms, slogans, signs, symbols, monograms and devices associated with the Marks; in particular, Licensee shall cease to use, without limitation, all signs, advertising materials, displays, stationery, forms, and any other articles or clothing which display the Marks.

                     3. Licensee shall take such action as may be necessary to cancel in the Terminated Market(s) any trade name, fictitious name or equivalent registration which contains any of the Marks or any other service mark or trademark of Licensor, and Licensee shall furnish Licensor with proof of compliance with this obligation within thirty (30) days after termination or expiration of this License Agreement with respect to the Terminated Market(s).

Cellular One
License Agreement

                     4. Licensee agrees, in the event it continues to operate a Cellular Telephone Service business in the Terminated Market(s), not to use any reproduction, counterfeit, copy, or colorable imitation of the Marks, either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute Licensor's rights in and to the Marks. Further, Licensee agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Licensor or any of the Marks in the Terminated Market(s).

              B.     Payment of Monies Due

                     1. Licensee shall promptly pay all sums owing to Licensor and the Cellular One Promotional Fund. If and when this License Agreement is terminated as a result of any default of Licensee, such sums shall include all damages, costs and expenses, including reasonable attorney's fees, incurred by Licensor as a result of the default.

                     2. Licensee shall pay to Licensor all damages, costs and expenses, including reasonable attorney's fees, incurred by Licensor subsequent to the termination or expiration of this License Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Section XII.

              C.     Return of Certain Confidential Documents

              If this License Agreement has expired or been terminated with respect to all of the market(s) in the Licensed Territory, then Licensor and Licensee shall immediately deliver to the other all documents which contain Confidential Information of the other as defined in Section VII. hereof.


XIII. INDEPENDENT STATUS AND INDEMNIFICATION

              A. It is understood and agreed by the parties hereto that this License Agreement does not create a fiduciary relationship between them; that Licensee shall remain an independent business; and that nothing in this License Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

              B. During the term of this License Agreement and any renewal hereof, Licensee shall hold itself out to the public as an

Cellular One
License Agreement
independent business using the Marks pursuant to a license from Licensor. Licensee agrees to take such action as may be necessary to so notify the public.

              C. It is understood and agreed that nothing in this License Agreement authorizes Licensee to make any contract, agreement, warranty or representation on Licensor's behalf, or to incur any debt or other obligation in Licensor's name. Licensor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall Licensor be liable by reason of any act or omission of Licensee in its conduct of its Cellular Telephone Service business or for any claim or judgment arising therefrom against Licensee or Licensor. Licensee shall indemnify and hold Licensor, Licensor's employees, the Partnership Partners and their affiliates, and their respective officers, directors, employees and stockholders, harmless from and against any and all claims arising directly or indirectly from, as a result of, or in connection with, Licensee's operation of its Cellular Telephone Service business, as well as the costs, including attorney's fees, of defending against them.


XIV.   APPROVALS AND WAIVERS

              A. Whenever this License Agreement requires the prior approval or consent of Licensor, Licensee shall make a timely written request to Licensor therefor, and such approval or consent shall be obtained in writing. Licensor will process all requests for approvals and consents in a reasonable and timely manner.

              B. Licensor makes no warranties or guarantees upon which Licensee may rely, and assumes no liability or obligation to Licensee, by providing any waiver, approval, consent or suggestion to Licensee in connection with this License Agreement, or by reason of any neglect, delay or denial of any request therefor.

              C. No failure of Licensor or Licensee to exercise any power reserved to it in this License Agreement, or to insist upon compliance by the other with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of either party's rights to demand exact compliance with any of the terms of this License Agreement. Waiver by Licensor or Licensee of any particular default on the part of the other shall not affect or impair the non-defaulting party's right with respect to any subsequent default of the same or of a different nature; nor shall any delay, forbearance or omission, by Licensor or Licensee to exercise any power or right arising out of any breach or default by the other of any of the terms, provisions or covenants of this License Agreement affect or impair such party's rights; nor shall

Cellular One
License Agreement
such constitute a waiver by Licensor or Licensee, as the case may be, of any rights hereunder or rights to declare any subsequent breach or default.

              D. Subsequent acceptance by Licensor of any payments due to it shall not be deemed to be a waiver by Licensor of any preceding breach by Licensee of any terms, covenants or conditions of this License Agreement.


XV.    NOTICES

       Any and all notices required or permitted under this License Agreement shall be in writing and shall be personally delivered or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

              Notices to Licensor: CELLULAR ONE GROUP

                                   5001 LBJ Freeway
                                   Suite 700
                                   Dallas, Texas 75244
                                   Attn:   Executive Director

                                   cc:     Johnson, Bromberg & Leeds
                                           2600 Lincoln Plaza
                                           Dallas, Texas 75201
                                           Attn: Cellular One Group

              Notices to Licensee: At the address shown on the signature page hereof.

       Any notice by certified or registered mail shall be deemed to have been given at the date and time of receipt.


XVI.   ENTIRE AGREEMENT

       This License Agreement, the documents referred to herein, and the attachments hereto, if any, constitute the entire, full and complete License Agreement between Licensor and Licensee concerning the subject matter hereof, and supersede all prior agreements. Without limiting the foregoing, this License Agreement shall be deemed to amend and restate in its entirety and to supersede, for all purposes, any prior license agreement between the parties hereto which contemplates or has as its primary purpose the grant of a license to use any of the Marks. Except for those permitted to be made unilaterally by Licensor

Cellular One
License Agreement
hereunder, no amendment, change or variance from this License Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.


XVII.  SEVERABILITY AND CONSTRUCTION

              A. Except as expressly provided to the contrary herein, each portion, section, part, term and/or provision of this License Agreement shall be considered severable; and if, for any reason, a portion, section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms and/or provisions of this License Agreement as may remain otherwise intelligible; and the latter shall continue to be given full force and effect and bind the parties hereof; and said invalid portions, sections, parts and/or provisions shall be deemed not to be a part of this License Agreement.

              B. Nothing in this License Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity other than Licensor or Licensee, and their respective successors and assigns as permitted by this License Agreement.

              C. In the event a court in a final decision rules that any provision of this License Agreement or portion thereof is unenforceable, Licensee agrees to be bound by the maximum duty ruled enforceable by the court.

              D. All captions in this License Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

              E. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

              F. This License Agreement may be executed in several parts, and each copy so executed shall be deemed an original.


XVIII. APPLICABLE LAW

              A.     THIS LICENSE AGREEMENT TAKES EFFECT UPON ITS
ACCEPTANCE AND EXECUTION BY LICENSOR IN THE STATE OF TEXAS AND





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SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED UNDER THE LAWS THEREOF,
WHICH LAWS SHALL PREVAIL IN THE EVENT OF ANY CONFLICT OF LAW; PROVIDED, HOWEVER, THAT IF ANY OF THE PROVISIONS OF THIS LICENSE AGREEMENT WOULD NOT BE ENFORCEABLE UNDER THE LAWS OF THE STATE OF TEXAS, THEN SUCH PROVISIONS SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE LICENSED TERRITORY IS LOCATED (IF THE LICENSED TERRITORY CONTAINS PORTIONS OF MORE THAN ONE STATE OR THE DISTRICT OF COLUMBIA, THEN THE APPLICABLE LAW SHALL BE THAT OF THE STATE IN WHICH THE LARGEST PORTION OF THE LICENSED TERRITORY IS LOCATED).

              B. No right or remedy conferred upon or reserved to Licensor or Licensee by this License Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

              C. Nothing herein contained shall bar Licensor's right to apply for injunctive relief against threatened conduct that will cause it loss or damages, under applicable equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.


XIX.   ACKNOWLEDGMENTS

              A. Licensee acknowledges that it is currently engaged in the Cellular Telephone Service business and that such business involves substantial investment and risks and that its success is largely dependent upon the ability of Licensee's management and technical personnel. Licensor expressly disclaims the making of, and Licensee acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success resulting from the utilization of the Marks by Licensee in its Cellular Telephone Service business.

              B. Licensee acknowledges that it received a copy of the complete Cellular One License Agreement and the attachments thereto at least five (5) business days prior to the date on which this License Agreement is signed by Licensee. Licensee further acknowledges that it received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" at least ten (10) business days prior to the date on which this License Agreement is signed by Licensee.

              C. Licensee acknowledges that it has read and understood this License Agreement and the attachments hereto, and that Licensor has accorded Licensee ample time and opportunity to





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
consult with advisors of Licensee's own choosing about the potential benefits and risks of entering into this License Agreement on the effective date set forth below.

       IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement on the day and year first above written.


ATTEST:                                    CELLULAR ONE GROUP

/s/ [ILLEGIBLE]                    By:  /s/ [ILLEGIBLE]
--------------------------            -----------------------------------
                                   Title:  Executive Director
                                          --------------------------------

                                   Effective Date:   April 13, 1993
                                                  ------------------------
                                   Primary Contact in Ordinary
                                   Course of Business:
                                   Executive Director





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

ATTEST:                            LICENSEE: Mercury, Inc.

/s/ Carolyn Nunez                  By: /s/ Robert Piper
--------------------                    ---------------------------------
                                           Robert Piper

                                   Title: Vice President
                                          -------------------------------

                                   Date of Signature:  4/6/93

                                   Primary Contact in Ordinary Course of
                                   Business:

                                   Joe Whitbeck, Director of Marketing
                                   --------------------------------------

                                   --------------------------------------

                                   Address for Notice Purposes:

                                   One Lakeshore Drive/P. O. Box 3709
                                   --------------------------------------

                                   Lake Charles, LA 70602
                                   --------------------------------------





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                                   EXHIBIT A

                         Cellular One License Agreement


       The Mark(s) currently designated by the Licensor for use hereunder are as follows:

                                           Registration or
       Mark                                 Serial Number
       ----                                 -------------

   Cellular One (shown below)                 74/223493





                                  [CELLULARONE LOGO]





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                                   EXHIBIT B

                         Cellular One License Agreement

                               Licensed Territory



      The Market(s) covered by the License Agreement is/are the following:

Market Name           MSA/RSA         FCC Market No.         Recent Population
--------------------------------------------------------------------------------
Mississippi 01          RSA                493                    164,324





                                Total Population                  164,324

                                                                   X  .02
                                                                  -------
                                                                  3286.48
                                                                  +500.00
                                                                  -------
                                                                  3786.48




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

                                   EXHIBIT C

                         Cellular One License Agreement

                               Survey Methodology


       The methodology currently being employed by the Licensor and its designated Survey Company will be a telephone survey conducted from random probability samples of cellular customers provided by the Licensee.

       Survey samples will be provided to the Survey Company in magnetic tape or disk medium in a common format as specified by the Partnership. (If the Licensee is unable to comply, a half-size, high income probability sample will be ordered at the Licensee's expense).

       A random probability sample will be required of the Licensee, sufficient in number for economic completion of the satisfaction survey. The size of the completed samples will be between approximately 50 and 200 depending on the size of the market being surveyed.





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